BP Midstream Partners LP (NYSE:BPMP) Exhibit 99.1

press release

5 April 2022

bp completes acquisition of BP Midstream Partners LP

bp p.l.c. and its affiliates (“bp”) and BP Midstream Partners LP (“BPMP”) today announced that a bp U.S. affiliate has completed the previously announced acquisition of all outstanding common units of BPMP not already owned directly or indirectly by bp or its affiliates, which has resulted in BPMP becoming a wholly-owned subsidiary of bp.

Effective with the opening of markets today, BPMP’s common units will no longer be listed on the New York Stock Exchange (NYSE), and it will cease to be a publicly traded company.

About bp
bp’s purpose is to reimagine energy for people and our planet. It has set out an ambition to be a net zero company by 2050, or sooner and help the world get to net zero, and a strategy for delivering on that ambition. For more information visit bp.com.

bp further information
bp press office, US, uspress@bp.com
bp shareholder services, +1 877 638-5672, www.shareowneronline.com/bp bp investor relations, ir@bp.com

bp privacy statement
https://www.bp.com/en/global/corporate/news-and-insights/press-releases/privacy-statement-press.html

Forward looking statements
The reports, filings, and other public announcements of each of bp and BPMP may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of bp and BPMP make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

This press release contains certain forecasts, projections and other forward-looking statements – that is, statements related to future, not past, events and circumstances which may relate to one or more of the closing, expected timing, and benefits of the proposed acquisition by a bp U.S. affiliate to acquire all outstanding common units of BPMP not already owned directly or indirectly by bp, the financial condition, results of operations and businesses of bp and certain of the plans and objectives of bp or BPMP with respect to these items. These statements are generally, but not always, identified by the use of words such as ‘will’, ‘expects’, ‘is expected to’, ‘aims’, ‘should’, ‘may’, ‘objective’, ‘is likely to’, ‘intends’, ‘believes’, ‘anticipates’, ‘plans’, ‘we see’ or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future and are outside the control of bp or BPMP. Actual results may differ from those expressed in such statements, depending on a variety of factors including with respect to bp, the risk factors set forth in its most recent Annual Report and Form 20-F under ‘Risk factors’ and with respect to BPMP, the risk factors set forth in its most recent annual report on Form 10-K under ‘Risk Factors.’

bp’s most recent Annual Report and Form 20-F is available on its website at www.bp.com and BPMP’s most recent annual report on Form 10-K is available on its website at https://www.bp.com/en/global/bp-midstream-partners, or either can be obtained from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

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